Exhibit 99.1

Contact:

Jay Roberts	Sandra Taylor, Ph.D.
Chief Financial Officer	Vice President of Marketing, Daou
610.594.2700	610.594.2700
ir@daou.com	sandra.taylor@daou.com

Daou Systems, Inc. Announces Fourth Quarter and Full Year 2004 Financial Results

EXTON, Pa. — (March 17, 2005) — Daou Systems, Inc. (OTC Bulletin Board: DAOU) today reported financial results for the fourth quarter and year ended December 31, 2004. For the fourth quarter, Daou reported a net loss available to common stockholders of $44,000, on net revenue of $5,995,000. This compares to a net income available to common stockholders of $35,000 on net revenue of $9,615,000 for the fourth quarter of 2003. For the full year 2004, the Company reported a net loss available to common shareholders of $4,406,000, or ($0.20) per basic and diluted share on net revenue of $27,107,000, compared to net income available to common stockholders of $1,298,000, or $0.06 per basic and $0.05 per diluted share, on net revenue of $42,161,000 for the full year 2003, a decline in revenue of 36% for the period.

Fourth quarter 2004 revenue increased by $364,000, or 6%, compared to third quarter 2004; however, compared to the fourth quarter 2003, net revenue was down $3,620,000, or 38%. The fourth quarter 2004 net loss of $44,000 compares to a net loss of $1,764,000 reported for the third quarter of 2004; however, the fourth quarter was favorably impacted by certain accrual adjustments made in the period. The Company reduced employee bonus and commission expenses by approximately $400,000 and Company 401(k) discretionary match accruals by approximately $225,000 as a result of lower than expected revenue and gross margin performance, and made a $257,000 adjustment to the provision for bad debt as the result of collecting overdue accounts.

Revenue declines for the full year 2004, when compared to 2003 results, were attributed to 1) the closing of Daou’s IT outsourcing business – resulting in an annualized revenue decline of over $3.7 million; 2) the completion of a large network upgrade project in the first quarter of 2004 – resulting in an annualized revenue loss of over $1.2 million; 3) the continued downward trend in revenue throughout the year as a result of competitive pricing pressure forcing hourly rates lower, and declining demand for application

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implementation services across the market – resulting in annualized revenue declines of approximately $5.2 million; 4) the delay in certain government projects in the first quarter of 2004 – resulting in revenue declines of approximately $1.2 million; and 5) overall weak sales execution across the company – resulting in lost revenue opportunity in each of the markets that Daou serves, including payer, provider and government health care.

Gross margin (which the Company defines as gross profit adjusted to exclude out of pocket reimbursable expenses, as a percentage of net revenue) was 34% in the fourth quarter of 2004, compared to 28% in the fourth quarter of 2003. The improved gross margin was a result of 1) higher revenue and improved utilization of professional staff providing integration services for government health care customers, 2) proportionately lower direct costs on lower revenue in the application services business, and 3) fourth quarter accrual adjustments to employee compensation costs as a result of lower than expected revenue and gross margin performance; partially offset by higher costs relative to revenue in infrastructure services. Daou reported a gross margin of 24% for the full year 2004, compared to 32% for 2003. The decrease in gross margin was experienced in each of the Company’s service lines as a result of lower revenue and reduced utilization of professional staff.

Fourth quarter 2004 operating results reflected a decline in marketing and business development expenses as a result of management’s attempts to reduce controllable expenses. During the fourth quarter 2004, sales and marketing expenses declined to $534,000 compared to $1,133,000 in the fourth quarter of 2003. General and administrative expenses remained relatively flat at $1,158,000 in the fourth quarter of 2004, compared to $1,126,000 for the three months ended December 31, 2003. Fourth quarter 2004 general and administrative expenses were favorably impacted by accrual adjustments to employee compensation costs as a result of lower than expected overall company performance, and the accrual adjustment for the bad debt provision as the result of collecting overdue accounts. For the full year 2004, Daou recorded sales and marketing expenses of $3,208,000 compared to $4,550,000 for the full year 2003, a reduction of $1,342,000, or 30%. General and administrative expenses for the year ended December 31, 2004 were $6,428,000 compared to $6,670,000 for the full year 2003; a reduction of $242,000, or 4%.

“This quarter ends a challenging year for Daou”; said Vincent K. Roach, Daou’s President and Chief Executive Officer. “A host of negative trends came together, resulting in poor financial performance in the full year ended December 31, 2004. The results of this quarter show a modest positive change compared to the third quarter of 2004. We emerged from 2004 with our greatest assets intact and healthy – a staff of highly experienced and capable people, a loyal customer base, and a solid balance sheet with approximately $11 million in cash and no long-term debt”; stated Mr. Roach. He indicated that Daou intensified its investment of time and funds in the development of new services in the fourth quarter of 2004, and began to experience interest in its Mobile Health Solution offering in the provider sector and

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Web-based products and services in the payer market. “We continued to work on a Federal Government contract targeted at converting selected government medical records systems to commercial use. All in all, our menu of services began to shift toward the leading edge rather than the trailing edge of the market cycle.”

About Daou

Daou Systems, Inc. (OTCBB: DAOU) provides expert consulting and management services to healthcare organizations in the design, deployment, integration, and support of application systems and IT infrastructure. Daou has provided services to more than 1,600 healthcare organizations, including leading private and public hospitals, managed care organizations on both the payer and provider sides of the market, as well as integrated healthcare delivery networks (IDNs) and some of the nation’s largest government healthcare entities. Daou Systems, Inc. is a publicly traded company listed on the OTC Bulletin Board under the stock symbol DAOU.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are only predictions and actual events or results may differ materially. Forward-looking statements usually contain the word “estimate,” “anticipate,” “hope,” “believe,” “think,” “expect,” “intend,” “plan” or similar expressions. The forward-looking statements included herein are based on current expectations and certain assumptions and entail various risks and uncertainties, including risks and uncertainties relating to: the Company’s ability to achieve a successful sales program and to obtain new customer contracts; the long sales cycle in obtaining new customers and larger contracts; industry spending patterns and market conditions, including seasonal trends; the reduction in size, delay in commencement or loss or termination of one or more significant projects; the management of the Company’s operations; management of future growth; the Company’s ability to continually offer services and products that meet its customers’ demands, as new technologies or industry standards could render its services obsolete or unmarketable; the ability of the company to successfully execute strategies for realizing shareholder value; and the effects of healthcare industry consolidation and changes in the healthcare regulatory environment on existing customer contracts. These uncertainties and risk factors, as well as the matters set forth in the Company’s Annual Report on Form 10-K under the caption “Risk Factors” and its other SEC filings, could cause actual results to differ materially from those indicated by these forward-looking statements. These forward-looking statements reflect management’s opinion only as of the date of this press release and the Company assumes no obligation to update or publicly announce revisions to any such statements to reflect future events or developments.

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Daou Systems, Inc.

Statements of Operations

(In thousands, except for per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenue before reimbursements (net revenue)	$5,995	$9,615	$27,107	$42,161
Out-of-pocket reimbursements	494	659	2,284	3,265

Total revenue	6,489	10,274	29,391	45,426

Cost of revenue before reimbursable expenses	3,956	6,962	20,479	28,760
Out-of-pocket reimbursable expenses	494	659	2,284	3,265

Total cost of revenue	4,450	7,621	22,763	32,025

Gross profit	2,039	2,653	6,628	13,401

Operating expenses:
Sales and marketing	534	1,133	3,208	4,550
General and administrative	1,158	1,126	6,428	6,670
Restructuring (credit) charges	—	—	—	(252)

	1,692	2,259	9,636	10,968

Income (loss) from operations	347	394	(3,008)	2,433
Other income, net	72	51	209	207

Income (loss) before income taxes	419	445	(2,799)	2,640
Provision for income taxes	(36)	(29)	(36)	(52)

Net income (loss)	383	416	(2,835)	2,588
Accrued dividends on preferred stock	(427)	(381)	(1,571)	(1,290)

Net income (loss) available to common stockholders	$(44)	$35	$(4,406)	$1,298

Earnings (loss) per common share:
Basic	$0.00	$0.00	$(0.20)	$0.06

Diluted	$0.00	$0.00	$(0.20)	$0.05

Shares used in computing earnings (loss) per common share:
Basic	21,815	21,067	21,656	20,821

Diluted	21,815	26,897	21,656	26,513

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Daou Systems, Inc

Balance Sheets

(in thousands)

(Unaudited)

	December 31, 2004	December 31, 2003
Current assets:
Cash and cash equivalents	$10,941	$13,045
Short-term investments	128	102
Accounts receivable, net	5,218	8,226
Contract work in progress	190	1,457
Other current assets	571	640

Total current assets	17,048	23,470

Equipment, furniture and fixtures, net	885	1,144
Due from officers/ stockholders	119	83
Other assets	628	531

	$18,680	$25,228

Current liabilities:
Trade accounts payable	$765	$823
Accrued salaries and benefits	1,814	4,063
Accrued project costs	44	68
Other accrued liabilities	899	1,280
Deferred revenue	489	1,426

Total current liabilities	4,011	7,660

Long-term liabilities	394	523
Stockholders’ equity	14,275	17,045

	$18,680	$25,228

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